Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of August 14, 2025 (the “Effective Date”), by and between Gemini Space Station, Inc., and Daniel Chen (“Executive” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, Executive commenced employment with the Company on March 17, 2025 as Chief Financial Officer of the Company (such date, the “Employment Commencement Date”);

WHEREAS, Executive previously entered into that certain Executive Employment Agreement with Gemini Space Station, LLC, dated March 17, 2025 (the “Prior Employment Agreement”); and

WHEREAS, the Parties desire to enter into this Agreement to reflect the terms upon which Executive will continue providing services to the Company, which shall supersede and replace the Prior Employment Agreement in its entirety as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Definitions. For purposes of this Agreement:

(i)            “Board” means the Board of Directors of Gemini Space Station, Inc.

(ii)            “Cause” means (i) the Executive’s material failure to perform the Executive’s duties or gross negligence in the performance of the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s breach of a material term of this Agreement; (iii) the Executive’s commission of any act of fraud, larceny, misappropriation of funds or embezzlement, or commission of a felony or a crime of moral depravity, or other violation of law in connection with the Executive’s employment with the Company; (iv) the Executive being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the Executive’s duties to the Company; (v) a violation of any law relating to employment discrimination, harassment, or retaliation or any policy of the Company relating to employment discrimination, harassment or retaliation by the Executive; (vi) a violation of any applicable banking, securities or commodities laws, rules or regulations by the Executive that constitutes an offense or that could or does result in a fine; (vii) the Executive engaging in conduct which is injurious to the business, reputation or goodwill of the Company; or (viii) the Executive’s violation of applicable policies, practices and standards of behavior of which the Executive has been made aware. Notwithstanding the foregoing, any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board; provided that no such determination may be made until the Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board.

(iii)            “Company” means Gemini Space Station, LLC and, upon its formation, Gemini Space Station, Inc., collectively.

(iv)            “Digital Asset” means a cryptocurrency, virtual currency, digital currency, digital commodity, utility token, security token, tokenized asset, non-fungible token, or other digital representation of value that is issued and recorded on a blockchain (i.e., a distributed ledger secured by advanced cryptography).

(v)            “Disability” means Executive is unable, due to physical or mental incapacity, to perform Executive’s duties to the Company under this Agreement for a period of either (A) 90 consecutive days or (B) 180 days in any 365-day period; provided, that such determinations shall be made by an independent physician selected by Executive and agreed to by the Company.

(vi)            “Field of Interest” includes (A) any business, commercial, or other activity that competes with the business of, or services offered by, the Company or any of its Subsidiaries, including services offered or provided at no fee, (B) the operation of a Digital Asset exchange, (C) a Digital Asset wallet or other Digital Asset custody business, (D) the development, purchase, sale, or trading of non-fungible tokens (NFTs), or (E) a credit card providing rewards in the form of Digital Assets.

(vii)            “Good Reason” means, in each case without the prior written consent of the Executive: (A) a material diminution in cash compensation; (B) a material diminution in duties, responsibilities or authority or an adverse change in title or role; (C) a relocation of the Executive’s primary office location by more than 50 miles if such move results in the Executive having to commute more than 50 miles each way; (D) a failure by the Company to provide appropriate security for the Executive in the event of a credible threat to the Executive arising out of the Executive’s role at the Company; or (E) a material breach by the Company of this Agreement or any other agreement by and between the Executive and the Company. Notwithstanding the foregoing, in no event shall the occurrence of any such condition constitute Good Reason unless (1) Executive provides notice to the Company of the existence of the condition giving rise to Good Reason within 60 days following Executive’s knowledge of its existence and (2) the Company fails to cure such condition within 30 days following the date of such notice, upon which failure to cure Executive’s employment shall immediately terminate with Good Reason.

(viii)            “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(ix)            “Severance Benefits” means the payments and benefits outlined in and payable pursuant and subject to the terms and conditions of any executive severance plan in which Executive is an eligible participant as of the date of Executive’s termination of employment with the Company.

(x)            “Subsidiaries” means any business or entity that is directly or indirectly owned by or controlled by the Company.

2.            Term. Executive’s employment with the Company under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until such time as Executive’s employment is terminated in accordance with the terms and conditions of Section 6 of this Agreement (the “Term”). Notwithstanding any provision of this Agreement to the contrary, Executive shall be employed on an “at-will” basis and Executive’s employment may be terminated by either Party at any time.

3.            Title; Services and Duties.

(a)            During the Term, Executive shall be employed by the Company as its Chief Financial Officer, and shall report to Tyler Winklevoss, the Chief Executive Officer of the Company (“Supervising Executive”), pursuant to the terms of this Agreement.

(b)            During the Term, Executive shall (i) be a full-time employee of the Company, (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Supervising Executive from time to time and normally associated with the Chief Financial Officer role at an entity of similar size and nature as the Company (the “Services”) and (iii) devote substantially all of Executive’s business time to the performance of Executive’s duties to the Company and shall not engage in any other business, profession or occupation for compensation. Notwithstanding the foregoing, Executive may (w) serve as a director or advisor of non-profit organizations without approval of the Supervising Executive and as director or advisor of for profit companies with the prior approval of the Supervising Executive, which shall not be unreasonably withheld, (x) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities, and (y) manage Executive’s personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder and do not materially breach Section 7(c) hereof or have a material adverse impact on the Company.

(c)            The principal location of Executive’s employment with the Company shall be at New York, New York, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons.

4.            Compensation.

(a)            Base Salary. The Company shall pay Executive a base salary in the amount of $600,000 per annum (the “Base Salary”) during the Term, payable in accordance the Company’s regular payroll practices as in effect from time to time. Upon successful completion of an initial public offering, Executive shall receive a one-time $130,000 bonus, and Executive’s Base Salary shall increase to $730,000. The Base Salary shall be annually reviewed by the Board during the Term.

(b)            Annual Bonus.

(i)            Executive shall be eligible to receive an annual cash bonus for each fiscal year of the Company during the Term with a target amount equal to 20% of the Base Salary (the “Target Bonus”). The actual amount of the annual cash bonus, if any, payable to Executive in respect of any fiscal year during the Term shall be based on the achievement of performance criteria established by the Board. The Target Bonus shall be annually reviewed by the Board during the Term; provided that the Board shall not decrease the Target Bonus without the prior written consent of Executive.

(ii)            Any annual cash bonus that becomes payable to Executive under this Section 4(b) shall be paid to Executive, in cash, as soon as practicable following the end of the year of the Company to which it relates and, in any event, no later than March 15 of the following year.

5.            Employee Benefits.

(a)            Employee Benefits and Perquisites. During the Term, Executive shall be eligible to participate in all benefit plans made available by the Company to its Chief Executive Officer, President, Chief Operating Officer, Chief Legal Officer, Chief Financial Officer, and other executives generally. Such benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as in effect from time to time.

(b)            Paid Vacation. During the Term, Executive shall have an unlimited number of days of personal time off for vacation, rest, recuperation, and attendance to personal matters (collectively “PTO”), provided that Executive fully and satisfactorily performs all of their workplace responsibilities. Executive must be reachable while on PTO unless otherwise authorized.

(c)            Reimbursement of Business Expenses. The Company shall reimburse Executive for any expenses reasonably incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel (provided that any airplane or other mass travel for business use shall be at least business class to the extent available), meals and accommodations.

(d)            Insurance; Indemnification. Executive shall be covered by such directors’ and officers’ liability insurance on no less favorable terms as directors and other officers of the Company and any of its Subsidiaries for which Executive serves as a director or officer. Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company and any of its Subsidiaries for which Executive serves as a director or officer.

6.            Termination of Employment. Executive’s employment shall be terminated at the earliest to occur of the following during the Term: (i) the date on which the Company provides notice to Executive of termination for Disability; (ii) the date of Executive’s death; (iii) the date on which the Company provides notice to Executive of termination for Cause; (iv) the date which is 10 days following the date on which the Company provides notice to Executive of termination without Cause; (v) the date which is 30 days following the date on which Executive provides notice to the Company of termination of employment other than for Good Reason; or (vi) the applicable date set forth in the definition of Good Reason if such termination is by Executive for Good Reason.

(a)            For Cause; Resignation by Executive Other than for Good Reason; Death or Disability. If Executive’s employment with the Company is terminated by the Company for Cause or as a result of Executive’s death or Disability, or Executive resigns Executive’s employment other than for Good Reason, Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary (payable as provided in Section 4(a) hereof); (ii) in the case of a resignation by Executive other than for Good Reason and a termination for death or Disability, an amount in cash equal to any annual bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 4(b) but unpaid as of the date of termination, payable on the same date on which annual bonuses are paid to executives of the Company generally in respect of such fiscal year and, in any event, no later than March 15 of the year following the completed fiscal year; (iii) reimbursement for any expenses incurred by Executive prior to the date of termination in accordance with Section 5(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Section 5(a) as of the date of termination (collectively, the “Accrued Rights”).

(b)            Termination by the Company without Cause or Resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause or Executive resigns employment for Good Reason, then Executive shall be entitled to receive the Accrued Rights and the Severance Benefits (if applicable).

7.            Restrictive Covenants.

(a)            Acknowledgment. Executive agrees and acknowledges that, in the course of Executive’s employment, Executive shall acquire access to and become acquainted with information about the Company and its Subsidiaries that is non-public, confidential or proprietary in nature. Executive acknowledges that the Company is engaged throughout the world in a highly competitive business and the success of the Company in the marketplace depends upon its goodwill and reputation. Executive agrees and acknowledges that reasonable limits on Executive’s ability to engage in activities competitive with the Company are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation and goodwill. Executive recognizes that in order to guard the legitimate interests of the Company, it is necessary for it to protect all Confidential Information (as defined below), and that the disclosure of Confidential Information would place the Company at a competitive disadvantage. Executive further agrees that Executive’s obligations under this Section 7 are reasonable and shall be absolute and unconditional.

(b)            Confidential Information. During Executive’s employment and at all times following Executive’s termination of employment for any reason, Executive shall hold in a fiduciary capacity for the benefit of the Company all non-public information, matters and materials of the Company and its Subsidiaries, including, without limitation, know-how, trade secrets, customer lists, pricing policies, operational methods, information relating to products, processes, customers, services and other business and financial affairs and information as to customers or other third parties (collectively, “Confidential Information”), in each case to which Executive has had or may have access. Executive shall not, directly or indirectly, use or disclose such Confidential Information to any Person other than (i) to the extent required in the course of Executive’s employment, (ii) as requested by a governmental or regulatory body, (iii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted), (iv) to Executive’s personal advisers for purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), or (v) to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisers, their obligation to keep such Confidential Information confidential. Confidential Information shall not include any information which is in the public or industry domain during Executive’s employment, provided such information is not in the public or industry domain as a consequence of any action or inaction by Executive in violation of this Agreement. Executive further represents and warrants that Executive shall abide by all published Company policies regarding confidentiality.

(i)            The Executive agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by him or made available to him concerning the business of the Company and its Subsidiaries, and/or any of its or their shareholders, members, managers, employees, consultants, attorneys, representatives and clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of this Agreement, or at any other time upon request of the Company.

(ii)            At termination or completion of this Agreement, or earlier if requested, Executive shall return all files, correspondence, memoranda, computer software and print-outs, work papers, files, client lists, and other property or things which the Company gave to Executive, which Executive created in whole or part within the scope of Executive’s employment, or to which Executive had access, regardless of whether they contain Confidential Information as that term is defined above. Also, at the time of termination from the Company, regardless of reason, Executive shall in good faith take all acts necessary and reasonable to assure that Executive’s work is efficiently transitioned to the Company.

(c)            Non-Competition, Non-Solicitation.

(i)            Executive acknowledges and agrees with the Company that the Executive’s Services to the Company are unique in nature and that the Company would be irreparably damaged if Executive were to provide similar Services to any person or entity competing with the Company or its Subsidiaries. Accordingly, Executive covenants and agrees that during the term of this Agreement and for one (1) year thereafter (the “Restricted Period”), Executive will not (i) provide any service (including, but not limited to, advisory or consulting related services), or manage, operate, control, advise, consult, act as an agent or representative of, be employed by, or otherwise assist any Business or Commercial Entity (as defined below) that engages in activities related to the Field of Interest, or (ii) own, operate, manage, or direct any Business or Commercial Entity that engages in activities related to the Field of Interest, (iii) design, develop, manufacture, sell, or commercially offer any products or services related to the Field of Interest (individually, or collectively, “Restricted Competitive Activity”). During the Restricted Period, Executive is prohibited from engaging in any Restricted Competitive Activity (A) directly or indirectly through any agent, (B) whether for Executive’s own account or for the account of any other individual or Business or Commercial Entity (C) as an individual proprietor, principal, manager, agent, consultant, guarantor, advisor, member, owner, participant, partner, stockholder, officer, employee, director, joint venturer, lender, or in any other capacity whatsoever (other than as a passive holder of not more than five percent (5%) of the total outstanding stock of a publicly held company). “Business or Commercial Entity” means any partnership, firm, corporation, distributed autonomous organization (DAO), or other business organization.

(ii)            Executive shall, during the Restricted Period, notify the Company of any subsequent employment which Executive is scheduled to begin during the Restricted Period if it relates to the Field of Interest (stating the name and address of the employer and the nature of the position).

(iii)            Executive acknowledges and agrees that the Company’s business is worldwide and the covenants contained in Section 7(c) cannot be limited to any geographic area. Executive acknowledges that the covenants in this Section 7(c) are reasonable in scope, area and duration and are necessary to further the Company’s legitimate interests in protecting its Confidential Information, business, goodwill and relationships with its customers, suppliers, advisors and employees.

(iv)            Moreover, Executive agrees that during the Restricted Period, Executive shall not, without the express prior written consent of a duly authorized officer of the Company, directly or indirectly (i) induce or seek to influence any employee of (or consultant to) the Company to leave its employ (or terminate such consultancy) or to become financially interested in a similar business, or (ii) attempt to hire a person who shall have been employed by, or who was a consultant to, the Company at any time within the one (1) year period preceding the date of any such attempt or (iii) aid a competitor, customer or supplier of the Company in any attempt to hire a person who shall have been employed by, or who was a consultant to, the Company at any time within the one (1) year period preceding the date of any such attempt.

(d)            Intellectual Property.

(i)            Executive agrees to disclose all Executive Developed IP to the Company. “Executive Developed IP” means all Intellectual Property (as defined below) made, conceived, expressed, developed, or actually or constructively reduced to practice by Executive during Executive’s employment with the Company, or at any time before or thereafter to the extent contemplated by or created with reference to or use of any Confidential Information, in each case even if it was developed on the Executive’s own time, whether solely or jointly with others if (i) such activity occurred in connection with the Services performed under this Agreement, (ii) such activity was done using the Company’s resources, or (iii) the resulting Intellectual Property relates in any way to the services, business, opportunities, or pursuits of the Company, whether solely or jointly with others. “Intellectual Property” shall mean:

(1)	trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by law, and all registrations and applications for registration of such trademarks, including intent-to-use applications and including all associated goodwill;

(2)	internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or governmental authority;

(3)	original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by law and all applications for registration, registrations, renewals and extensions of such copyrights), including archival drawings, designs, patterns, sales records of all kinds, advertising and promotional materials and brand presentations;

(4)	confidential or proprietary information, formulas, designs, devices, operating and training and other manuals, technology, know-how, software, computer programs, source code, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;

(5)	patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, reissues, renewals, post-issuance proceedings or the like of such patents and applications;

(6)	all business plans, potential marketing and sales relationships, research, plans for products or services, marketing plans, strategies and methodologies; and

(7)	all other ideas, matters or things that are protectable under principles of law applicable to intellectual property (including, without limitation, laws protecting copyrights, patents, trademarks, trade names, trade dress, trade secrets or rights of privacy or publicity).

(ii)            All Executive Developed IP shall be the exclusive property of the Company or its designee. Executive agrees to sell, assign and transfer and hereby sells, assigns, and transfers to the Company and the successors, assigns, designees and legal representatives of the Company, the entire right, title, and interest to all Executive Developed IP for the United States and its territorial possessions, and in all foreign countries and regions, including all rights to claim priority, in and to any patent application disclosing the Executive Developed IP, and any legal equivalent thereof in any foreign country or region, including the right to claim priority, including any and all improvements disclosed therein, and in and to all letters patent to be obtained for said inventions, or any continuation, continuation-in-part, divisional, renewal, or substitute thereof, and, as to letters patent, any reissue or reexamination or other post issuance proceedings thereof.

(iii)            Executive acknowledges that where applicable all Executive Developed IP shall be deemed a “work made for hire” as defined under the U.S. Copyright Act of 1976, and for all other purposes. In the event that any Executive Developed IP is not a work made for hire, Executive agrees to assign, grant and transfer and hereby assigns, grants, and transfers, without any further consideration, to the Company or its designee, all rights, title, interests, and other incidents of ownership, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such Executive Developed IP throughout the world and in perpetuity including all rights therein provided by international conventions and treaties, and the right to sue for past, present, and future infringement thereof and the right to receive all proceeds, damages, royalties, profits, compensation, license fees, or other payments or remuneration of any kind therefrom. To the extent this assignment concerns and/or involves marks that are the subject of intent-to-use applications under §1(b) of the U.S. Trademark Act, 15 U.S.C. Section 1051(b), for which Statements of Use have not yet been filed in the U.S. Patent and Trademark Office, this assignment is to a successor to the business of Executive or to a successor to the segment and/or portion of Executive’s business to which such marks specifically pertain. The Company, its Subsidiaries, and/or its or their designees, as the case may be, shall have the exclusive right to use the Executive Developed IP, whether original or derivative, for all purposes, without additional compensation to Executive. To the extent any copyrights are assigned under this Agreement, the Executive hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Executive may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as "moral rights" with respect to all Executive Developed IP and all Intellectual Property rights therein.

(iv)            Executive agrees to sign and deliver such further instruments of transfer and ownership of the Executive Developed IP as the Company or its designee may reasonably request. At the Company’s expense, Executive will assist the Company in every proper way to perfect the Company’s or its Subsidiaries’ rights in the Executive Developed IP and protect the Executive Developed IP throughout the world including, without limitation, executing in favor of the Company or any designee(s) of the Company any and all patent, copyright, and other applications and assignments relating to the Executive Developed IP .

(v)            Executive agrees not to challenge the validity of the Company’s (or its designee’s) or its Subsidiaries’ ownership of the Executive Developed IP. Nothing herein shall obligate the Company nor its Subsidiaries to use or publish the Executive Developed IP.

(vi)            Executive has attached hereto, as Exhibit A, a complete and accurate list describing with particularity all Intellectual Property that was developed, conceived or reduced to practice by Executive prior to the commencement of Executive’s employment with Company (collectively, the “Prior Inventions”), which belong solely to Executive or is owned jointly with others, and which relate in any way to any of the Company’s present or proposed businesses, products or research or development and which are not assigned to the Company hereunder; or, if no such list is attached, Executive represents that there are no such Prior Inventions.

(e)            Non-Disparagement. Executive expressly agrees not to make, publish, or communicate to any person or entity, any Disparaging remarks, comments, writings, or statements concerning the Company, any of its Subsidiaries, or any of their managers, members, officers, or directors. “Disparaging” remarks, comments, writings, and/or statements are those that impugn, criticize, or denigrate (a) the Company, any of its Subsidiaries, or any of the Company’s managers, members, officers, or directors, and/or (b) the character, honesty, integrity, morality, business acumen, or abilities of the Company, any of its Subsidiaries, or any of the Company’s managers, officers, or directors.

(f)            Public Comments: Executive agrees that, unless Executive is directed or authorized in writing by the CEO, President, or COO, Executive agrees that Executive will not make any statement whatsoever to the press or media or public forum (including, but not limited to, any reporter, national, regional, or local newspaper, magazine, internet blog or site, news organization, social media website, or radio or television station) of any matter related to the Company, the Services, any of the Company’s direct or indirect affiliates, or any of their managers, officers, members, directors, clients, stockholders, suppliers investigators, employees, partners, vendors, contractors, consultants, or agents. If at any time Executive receives a request for any statement or information from the press or other media, Executive will direct that request to the CEO, President, COO, or the Company’s Head of Communications and will say nothing further absent further direction from the CEO, President, COO, or their designee. Nothing in this Section 7(f) prohibits, nor should it be construed as attempting to prohibit or otherwise discourage, activity protected by Section 8 of the National Labor Relations Act, responding to a lawful subpoena, reporting to or cooperating with a government agency, or acting in accordance with any other legal right or obligation.

(g)            Modification. The parties agree and acknowledge that the duration, scope and geographic area of the covenants described in this Section 7 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company, that adequate consideration has been received by Executive for such obligations, and that these obligations do not prevent Executive from earning a livelihood. If, however, for any reason any arbitrator or court of competent jurisdiction determines that the restrictions in this 7 are not reasonable, that consideration is inadequate or that Executive has been prevented unlawfully from earning a livelihood, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this Section 7 as shall render such restrictions valid and enforceable.

(h)            Permitted Disclosures. Pursuant to 18 U.S.C. §1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(i)            Remedies for Breach. The Parties agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. Executive acknowledges that the Company shall suffer irreparable harm as a result of a material breach of such restrictive covenants by Executive for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened material breach by Executive of any provision of this Section 7, the Company shall, in addition to any other remedies permitted by law, be entitled to seek to obtain remedies in equity, including, without limitation, specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction (each, an “Equitable Remedy”), to prevent or otherwise restrain a material breach of this Section 7, without the necessity of proving damages, posting a bond or other security. Such relief shall be in addition to and not in substitution of any other remedies available to the Company. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants.

8.            Arbitration.

(a)            Except as otherwise set forth in Section 7 of this Agreement, the Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. All Disputes shall be resolved exclusively by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) under the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”).

(b)            Any arbitration proceeding brought under this Agreement shall be conducted in New York City, New York or another mutually agreed-upon location before one arbitrator selected in accordance with the JAMS Rules. Each party to any Dispute shall pay its own expenses, including attorneys’ fees; provided that, the arbitrator shall award the prevailing party reasonable costs and attorneys’ fees incurred but shall not be able to award any special or punitive damages. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law.

(c)            Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed from in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(d)            It is part of the essence of this Agreement that any Disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

9.            General.

(a)      Assignment(b)      . This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

(c)            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or email; or (iv) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)):

To the Company:

Gemini Space Station, Inc.
315 Park Avenue South, 16th Floor
New York, NY 10010
Attention: Tyler Meade
Email: [***]

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Joseph Yaffe
Email: [***]

To Executive:

At the address shown in the Company’s personnel records.

(d)            Entire Agreement. This Agreement, and the offer letter dated January 17, 2024, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and, effective as of the Effective Date, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(e)            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(f)            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(g)            Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(h)            Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement, including, without limitation, the provisions of Section 7 hereof.

(i)            No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(j)            Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k)            Withholding. All compensation payable to Executive pursuant to this Agreement shall be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(l)            Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year.

(m)            280G Payments. Notwithstanding anything set forth herein to the contrary, Executive hereby acknowledges and agrees that if any payment or benefit that Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be equal to the Best Results Amount. The “Best Results Amount” shall be equal to either (x) the full amount of such Payments or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some of the Payment may be subject to the Excise Tax. For purposes of determining the application of clause (y) above, the Payments shall be reduced in the following order: (A) first, a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, (B) second, a pro rata cancellation of (i) equity award compensation subject to Section 409A of the Code as deferred compensation and (ii) equity award compensation not subject to Section 409A of the Code, provided that, following application of this pro-rata allocation, any acceleration of vesting of equity award compensation is to be reduced under this (B) in the reverse order of the date of grant and (C) third, a pro rata reduction of (i) other compensation or benefits subject to Section 409A of the Code as deferred compensation and (ii) other compensation or benefits not subject to Section 409A of the Code.

(n)            No Mitigation. The Company agrees that, upon termination of Executive’s employment hereunder, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company under this Agreement or otherwise. Further, no payment or benefit provided for in this Agreement or elsewhere shall be reduced by any compensation earned by Executive as the result of employment by another employer.

(o)            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.            Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

GEMINI SPACE STATION, INC.

By:	/s/ Tyler Winklevoss
Name:	Tyler Winklevoss
Title:	Chief Executive Officer

EXECUTIVE

/s/ Daniel Chen
Daniel Chen

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

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